Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
David Shackelton – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Completes Sale of Providence Human Services and Providence Community Services

TUCSON, ARIZONA – November 2, 2015 – The Providence Service Corporation (Nasdaq: PRSC) today announced the completion of its previously announced definitive agreement to sell all the outstanding ownership interests of Providence Human Services, LLC (PHS) and Providence Community Services, LLC (PCS), both wholly owned subsidiaries of The Providence Service Corporation, to Molina Healthcare, Inc. (NYSE: MOH). Consistent with terms previously reported and prior to giving effect to working capital and other customary closing adjustments, Molina paid $200 million to The Providence Service Corporation upon closing.

The divested businesses generated revenue of approximately $346 million in 2014 and $176 million in the first half of 2015. Providence will use 50% of the net cash proceeds from the transaction to prepay certain loans under its existing credit facility. Subject to additional management evaluation of market and business conditions, share price and other factors and evaluation and approval by Providence’s Board of Directors, the remaining net proceeds of the transaction may be used for acquisitions, investments in the long-term development of the Company’s other segments and the return of capital to stockholders through a share buyback program, among other uses.

Moelis & Company LLC served as The Providence Service Corporation’s financial advisor and Paul Hastings LLP served as its legal advisor.

About The Providence Service Corporation

The Providence Service Corporation provides and manages multiple healthcare and social services, comprised of non-emergency transportation services, workforce development services, legal offender rehabilitation services, and health assessment services in the United States and abroad. For more information, please visit prscholdings.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our continuing relationship with government entities and our ability to procure business from them, our ability to manage growing and changing operations, the implementation of the healthcare reform law, state budget changes and legislation, statements with respect to Providence’s expected use of net proceeds from the transaction and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent filings. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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